N-SAR Item 77Q(3) Exhibit
Because the electronic format of filing Form N-SAR does not provide adequate space for responding to Items 72DD, 73A, 74U and 74V correctly, the correct answers are as follows:


Evergreen Equity Index Fund

		72DD		73A		74U        	74V
		Dollar		Per Share	Shares
       		Distributions	Distributions	Outstanding	NAV

Class A		2,214,468	0.41		5,159,386	29.22
Class B		324,442	0.26		1,110,509	29.06
Class C		718,081	0.25		2,789,073	29.09
Class I		1,976,953	0.46		4,159,964	29.24
Class IS	65,044		0.41		4,417,639	29.22